                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund,
Blue Chip Stock Series 8, Premier American Portfolio, Defined Asset Funds:

We hereby consent to the use in this Registration Statement No. 333-81877 of our report dated August 24, 1999, relating to the Statement of Condition of Equity Investor Fund, Blue Chip Stock Series 8, Premier American Portfolio, Defined Asset Funds and to the reference to us under the heading 'How The Fund Works--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
August 24, 1999